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June 17, 1996                        For more information contact at Loewen:
                                     Paul Wagler, Senior Vice President, Finance
                                     Dwight Hawes, Vice President, Finance
                                     The Loewen Group Inc.
                                     Tel:  (800) 347-7010

                                     Contact at Blackstone:
                                     Howard Lipson
                                     Tel:  (212) 836-9844



                              FOR IMMEDIATE RELEASE

THE LOEWEN GROUP INC. AND BLACKSTONE CAPITAL PARTNERS FORM CORPORATE VENTURE TO ACQUIRE PRIME SUCCESSION, INC.

Blackstone Capital Partners II Merchant Banking Fund L.P. and The Loewen Group Inc. announced today that a new company formed by them has entered into a definitive agreement to acquire Prime Succession, Inc. for approximately $295 million. Prime Succession was formed with management in 1991 by Golder, Thoma, Cressey, Rauner, a Chicago based private equity investment group, and currently operates 146 funeral homes and 16 cemeteries across the United States. Prime Succession is the largest privately-held funeral home operator in North America.

Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will be the controlling stockholder in the new venture and will control the Board of Directors. Loewen will have an equity interest in the company.

Stephen A. Schwarzman, Blackstone's President and Chief Executive Officer, said "Investing in promising situations in partnership with major corporations is a cornerstone of Blackstone's investment philosophy. We are pleased to have the opportunity to make this investment in partnership with Loewen."

Ray Loewen, Chairman and CEO of The Loewen Group, said "We are excited to be investing in Prime Succession with Blackstone and view this new venture as an important milestone in our industry. This transaction is expected to be accretive, retains maximum financial flexibility for Loewen, and allows Loewen to secure an option on a major strategic asset."

The acquisition of Prime Succession is expected to close by mid-September and is subject to a number of conditions, including regulatory approvals and financing.

The Blackstone Group is a private investment bank founded in 1985 by Peter G. Peterson, its current Chairman, and Stephen A. Schwarzman. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring
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The Loewen Group Inc.               June 17, 1996                        Page 2

and merger & acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.

A primary thrust of Blackstone's investment strategy is to invest in promising situations together with major corporations. Several of Blackstone's most successful investments have been in the corporate partnership form. Previous Blackstone corporate partnership investments have been with Aon, CNA, EDS, Mitsubishi, Time Warner, Union Carbide, Union Pacific and USX.

With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The Company employs approximately 12,000 people and owns and operates 883 funeral homes and 230 cemeteries across the United States and Canada. Over 90 percent of the Company's revenue is derived from the Untied States.

Smith Barney Inc. is serving as financial advisor to The Blackstone Group, The Loewen Group and the acquiring venture. Morgan Stanley & Co. Incorporated has represented The Loewen Group in this transaction.